Exhibit 5.1

Akerman LLP 201 East Las Olas Boulevard Suite 1800 Fort Lauderdale, FL 33301 T: 954 463 2700 F: 954 463 2224

November 19, 2021

Red Violet, Inc.

2650 North Military Trail, Suite 300,

Boca Raton, Florida 33431

Re: Common Stock registered under Registration Statement on Form S-3
Ladies and Gentlemen:

We have acted as counsel to Red Violet, Inc., a Delaware corporation (the "Company"), in connection with your filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “462(b) Registration Statement”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). The 462(b) Registration Statement incorporates by reference the Company's Registration Statement on Form S-3 (File No. 333-233025) filed with the Commission on August 5, 2019, under the Securities Act, and the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on August 9, 2019 (the “Initial Registration Statement” and together with the 462(b) Registration Statement, the “Registration Statement”). This opinion is furnished to you in connection with your filing of the 462(b) Registration Statement, which is registering the offering by the Company, of up to $3,501,800 of shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of this opinion, we neither express nor imply any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

The Shares have been duly authorized and, when the price upon which the Shares are to be sold have been approved by or on behalf of the Board of Directors of the Company (or a duly authorized committee of the Board of Directors) and the Shares have been issued and delivered against payment in the manner described in the Registration Statement, any applicable Prospectus Supplement and any duly authorized, executed and delivered valid and binding agreement, the Shares will be validly issued, fully paid and non-assessable.

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We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Rule 462(b) Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that affect any matters or opinions set forth herein. No portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

Very truly yours,
/s/ Akerman LLP